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                                                                   EXHIBIT 99.01

FOR MORE INFORMATION:
MEDIA:                          INVESTORS (HNC):
Melinda Bateman                 Heidi Flannery
HNC Software                    Fi.Comm
1.858.799.8370                  1.503.203.8808, x103
mb@hnc.com                      heidi.flannery@ficomm.com



                   HNC SOFTWARE ADOPTS STOCKHOLDER RIGHTS PLAN

        SAN DIEGO, MARCH 6, 2002 -- HNC Software Inc. (Nasdaq: HNCS) today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt. The plan is designed to provide HNC's Board of Directors sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition.

        Under the rights plan, the Board declared a dividend of one preferred share purchase right for each share of HNC's common stock outstanding on March 21, 2002 and further directed the issuance of one such right with respect to each share of HNC's common stock that is issued after that date, except in certain circumstances.

        Initially, the rights are attached to HNC's common stock, will not trade separately, and are not exercisable. If any person or group (an "Acquiring Person") acquires 20 percent or more of HNC's common stock, or announces an intention to make a tender offer that could result in the person or group exceeding such 20 percent ownership level, then the rights will become exercisable and certificates representing the rights will be distributed to the holders of the rights. The rights will thereafter trade separately from the common stock.

        After becoming exercisable, each right may be exercised for 1/100th of a share of a newly designated Series A Junior Participating Preferred Stock at an exercise price of $125. This preferred


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               HNC Software Adopts Stockholder Rights Plan/page 2

stock has been structured so that the value of 1/100th of a share of such preferred stock will approximate the value of one share of common stock.

        The rights, when exercisable, provide the holders of the rights (other than any Acquiring Person) the opportunity to acquire shares of HNC's common stock at a substantially discounted price. Additionally, in the event of a subsequent merger or other acquisition of HNC by an Acquiring Person, the holders of the rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price. From the time that the rights become exercisable until the company is acquired by any person, HNC's Board of Directors may, at its option, exchange each outstanding right (other than those held by any person or group that has exceeded the 20 percent ownership threshold) for one share of HNC's common stock.

        Prior to the rights becoming exercisable, the Board may redeem outstanding rights at any time at a price of $0.001 per right and the terms of the rights may be amended by the Board without the consent of the holders of the rights. The rights will expire on March 21, 2012, unless earlier redeemed by HNC.

        HNC (Nasdaq: HNCS) is a leading provider of high-end analytic and decision management software and tools that enable global companies to manage customer interactions by converting data and business experiences into real-time recommendations. HNC's proven software empowers Global 2000 companies in the financial services, insurance, telecommunications, health care, and other industries and governments to make millions of the right mission-critical customer decisions, and take action in real time, substantially improving financial performance, reducing costs and decreasing risk. For more information, visit www.hnc.com.

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